Exhibit 99.2

Hortonworks Prepared Financial Remarks for the Fourth Quarter and Full Year 2016

SANTA CLARA, Calif.—February 9, 2017—Hortonworks, Inc.® (NASDAQ: HDP), a leading innovator of open and connected data platforms, today announced financial results for the fourth quarter and full year 2016. We are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call.

Today we will also host a live call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website for approximately seven days at http://investors.hortonworks.com.

Reuben Gallegos (VP, Investor Relations & Corporate Development)

Thank you. Good afternoon and welcome to Hortonworks’ Q4 2016 Earnings Question and Answer Call. Today we will discuss the results announced in our press release and prepared remarks issued after market close. With me are Rob Bearden (Chairman and CEO), Scott Davidson (CFO), Raj Verma (President and COO) and Shaun Connolly (Chief Strategy Officer).

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company. The statements that we make today are based on assumptions that we believe to be reasonable as of this date and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC. We undertake no obligation to update these statements as a result of new information or future events.

We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release.

So, with that said, I will turn the call over to Rob for some opening comments.

Rob Bearden (Chairman and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call.

As always, I want to start off by thanking our customers, the open source community, and our partners, employees and shareholders for their support. Key open source data technologies like Apache Hadoop, Apache Spark and Apache NiFi would simply not have the market penetration that they do today without you. I am very proud of the entire team’s execution in Q4. They focused and delivered on operational excellence across the board, so thank you to all the Hortonworkers for all of your hard work.

I would also like to welcome Raj Verma, who recently joined us from TIBCO, where he was the Chief Operating Officer. He has been on the team for about three weeks as our President and Chief Operating Officer, and I am excited to have him at Hortonworks, as he brings strong enterprise IT sales, marketing and operations experience to the company. I look forward to working with him to continue expanding our business and driving the discipline that will help us scale and achieve our mission of managing the world’s data.

In the two years since taking the company public, we have advanced to a $200 million revenue run rate, scaled to over 1,000 customers and 2,100 partners and introduced multiple innovative products including most recently the industry’s first connected data architecture. We have been steadfast to our roots in delivering value for customers in a 100% open source model, which continues to be the cornerstone of our strategy. Our commitment to driving innovation through open source remains a distinct competitive advantage, and our customers are embracing this in the marketplace and voting with their dollars as is evidenced by our business results.

So, for today’s call, I will make some brief remarks on our Q4 and full year 2016 performance, our traction in the marketplace and the points of leverage we are experiencing in our business. Afterward, Scott will discuss our financial highlights for 2016 and our outlook for 2017.

Record Q4 Financial Results for the Company

•	The fourth quarter was strong, with record quarterly revenue of $52.0 million, growing 39% year-over-year, and operating billings of $81.4 million, growing 56% year-over-year.

•	We achieved our goal of Adjusted EBITDA breakeven in the fourth quarter and demonstrated the leverage in our business.

•	We saw continued momentum of large deals during Q4 of 2016, including 9 with a contract value greater than $1 million. It is important to note that over half of those deals included both Hortonworks Data Platform (HDP) and Hortonworks DataFlow (HDF). Comparatively, in Q4 of 2015, we closed 5 subscription deals over $1 million.

•	Finally, our competitive wins in Q4 have never been stronger, and in 2016, migrations from our competitors’ platforms to our connected data platforms have never been higher.

Market Penetration & Global Expansion

Today, Cloud Computing, IoT and Big Data Analytics are dramatically impacting IT architectures, and our connected data platforms operate at the convergence of these three massive growth markets. Specifically, HDP, HDF, Azure HDInsight and Hortonworks Data Cloud for AWS are all uniquely positioned to enable our customers to manage their data across the data center, in the cloud and in the hybrid architectures.

•	We continue to see strong momentum carry through all the key verticals on a global basis. Just to touch on a few customer engagements from Q4:

a.	Black Knight Financial Services, the premiere brand for technology in the mortgage industry, is using HDP and HDF for its LoanSphere Data Hub. This big data service enables its clients to optimize and measure underwriting risk. It is designed to collect and analyze data across many applications and systems where insights are utilized to improve financial performance by driving proactive decision making.

b.	Clearsense, a Big Data-focused healthcare IT company, is leveraging HDF to ingest the data from several hospitals and health systems into HDP, where they run analytics to provide real-time intelligence to proactively address clinical, operational and financial challenges at the point of decision.

c.	QSight IT, a customer from the Netherlands, is using both HDP and HDF to secure organizations against cyber threats and malicious activity on a global scale by parsing through massive amounts of data to then provide corrective information to remediate security incidents.

Points of Leverage

As we enter 2017, I think about points of leverage in terms of what can be done with some of the foundational work that has been developed previously. Let me touch on a few of them.

As you will recall, in the back half of 2016, we refined our sales go to market, including reallocating dollars between sales and marketing to yield better results. We also focused on hiring new international leaders and on improving the operational efficiency within our professional services organization. In 2017, we will continue to invest in and expand our presence across international markets and expand our channel relationships with SIs, ISVs and OEMs in order to drive more usage of our existing and new solutions.

On the product side, our transition to a multi-platform and cloud solutions company is solidly in place and enables new ways to engage with our customers to monetize on premise, either in the cloud or in a hybrid environment. Some notable product highlights include:

•	Azure HDInsight: there was notable month-over-month usage growth in Q4 2016 for the HDInsight customers that we are actively engaged with.

•	Hortonworks Data Cloud for AWS: our new cloud service, launched in Q4 2016, enables us to target the Amazon Web Services ecosystem with a connected data platform value proposition that drives new usage-based and hybrid cloud revenue streams.

•	Hortonworks DataFlow: customer adoption accelerated significantly in 2016, growing approximately 6X year-over-year, and we see robust attach rates of HDF by existing HDP customers.

•	Hortonworks EDW Optimization Solution: this solution, launched in February 2016, is targeted at the Enterprise Data Warehouse and Business Intelligence markets. It is an easy-to-implement modern BI solution built on Hadoop. The solution is powered by HDP and technology from partners Syncsort and AtScale and will enable customers to unlock actionable intelligence from data without heavy lifting or steep cost.

Looking ahead at developments in the big data market, we believe that we can further leverage our existing R&D investments for utilization across other data-intensive technology trends like Artificial Intelligence and Machine Learning where excitement and interest has grown significantly.

Summary

I am proud of the Hortonworks team for the strong Q4 performance and fantastic end to 2016. I believe Hortonworks is uniquely positioned at the intersection of the big data, cloud and IoT megatrends. And, we are working very hard to meet the demands from our customers who are deploying open source solutions into their next generation enterprise data architecture, spanning both the cloud and the data center.

Most importantly, we are not doing this alone – again, we want to thank our customers, the open source community, our partners, employees and shareholders.

That concludes my remarks and now Scott will recap the Q4 and full year 2016 financial highlights. Scott?

Scott Davidson (CFO)

Thanks, Rob. I will start by providing details on our fourth quarter and full year 2016 performance and conclude with our outlook for the first quarter and full year 2017.

For Q4 2016, total revenue was $52.0 million, up 39% compared to the prior year, and support subscription revenue was $35.6 million, up 39% compared to the prior year. In the fourth quarter, 68% of total revenue was comprised of subscription revenue, which was similar to the prior year.

For full year 2016, total revenue was $184.5 million, up 51% compared to the prior year, and support subscription revenue was $126.7 million, up 63% compared to the prior year. Subscription revenue represented 69% of total revenue which was 5 points higher year-over-year.

In Q4 2016, total operating billings, an operating measure representing the collective value of our customer invoices for the period, were $81.4 million, up 56% year-over-year. For the year, total operating billings were $269.9 million, up 63% year-over-year.

We historically calculated Adjusted EBITDA as revenue plus change in deferred revenue minus non-GAAP expenses plus depreciation. We provided guidance for each element of Adjusted EBITDA through the fourth quarter of 2016, which we targeted for Adjusted EBITDA breakeven.

•	For the fourth quarter of 2016, GAAP revenue was $52.0 million, change in deferred revenue was $28.6 million, non-GAAP expenses were $82.7 million, and depreciation was $2.0 million.

•	For the full year 2016, GAAP revenue was $184.5 million, change in deferred revenue was $78.6 million, non-GAAP expenses were $331.6 million, and depreciation was $7.2 million.

From a deal perspective:

•	We had 9 deals over $1 million in the fourth quarter; this was almost twice the number of million dollar deals in the same period in 2015.

•	The dollar-based net expansion rate was 131% over the trailing four-quarter average.

•	International revenue for Q4 2016 accounted for approximately 24% of total revenue and grew approximately 121% year-over-year.

For Q4 2016, GAAP gross margin was 65%, approximately 7 percentage points higher than the same period in 2015. The change was driven by mix, in terms of more subscription revenue, and also by efficiencies within our professional services organization. Q4 2016 non-GAAP gross margin was 68%, compared to 61% for the same period in 2015.

For the full year 2016, GAAP gross margin was 61%, with non-GAAP gross margin of 64%. Both improved year-over-year, by 6 percentage points and 7 percentage points, respectively.

Turning to the expenses, the operating leverage trend on an absolute basis continued to improve. In Q4 2016, non-GAAP operating margin improved by approximately 29 percentage points to a negative 59%. For the full year 2016, non-GAAP operating margin improved year-over-year by approximately 30 percentage points to a negative 80%.

In Q4 2016, non-GAAP sales and marketing expense was up 21% over the prior year versus revenue, which grew 39%. In Q4 2016, non-GAAP sales and marketing expense as a percent of revenue declined by 12 percentage points compared to the prior year. We continue to make targeted investments in this area, especially internationally to support sales coverage and associated solution engineers.

Q4 2016 non-GAAP research and development expense increased 16% year-over-year to $15.2 million, primarily driven by headcount, while non-GAAP general and administrative expense increased by 16% to $11.1 million.

For Q4 2016, total GAAP operating expense increased 26% compared to the prior year but declined as a percent of total revenue. For Q4 2016, total non-GAAP operating expense increased 19% compared to the prior year but declined as a percent of total revenue.

For 2016, total GAAP operating expense increased 48% compared to the prior year but declined as a percent of total revenue. For 2016, total non-GAAP operating expense increased 30% compared to the prior year but declined as a percent of total revenue.

Non-GAAP net loss was $30.6 million for the fourth quarter of 2016, or $0.50 per basic and diluted share. This compares to a non-GAAP net loss of $32.7 million, or $0.72 per basic and diluted share, for the same period last year.

Non-GAAP net loss was $147.6 million for the full year of 2016, or $2.58 per basic and diluted share. This compares to a non-GAAP net loss of $133.3 million, or $3.08 per basic and diluted share, for the prior year.

The deferred revenue balance was $185.4 million as of December 31, 2016, an increase of 18 percent over the $156.8 million reported as of September 30, 2016, and a 74 percent increase over the $106.8 million reported as of December 31, 2015. Short term deferred revenue increased 23% sequentially.

Operating cash flow was negative $0.6 million, which was better than plan and is a result of stronger collections and tighter expense control. For 2016, the operating cash flow was negative $81.5 million, compared to the negative $99.3 million used in 2015. In Q1 2017, we expect to see negative mid-teens operating cash flow, as Q1 expenses increase sequentially due to hiring within our sales organization and sales kick off, in addition to the impact from payroll taxes across our workforce. We also continue to target operating cash flow break even some time between Q3 and Q4 of 2017.

We exited 2016 with a total cash and investments balance of $89.2 million and have access to another $30.0 million revolving credit facility that we put in place to provide us with flexibility in managing working capital.

Now, Turning to Our Outlook

At this point, we would typically jump into guidance, but let me provide some additional commentary that will provide some context related to our guidance.

Since going public, our operating model has evolved. At that time, we offered a single Hadoop-based solution, which was deployed on premise and primarily linked to an annual support contract. For customers that required a fully managed service, there was HDI on Microsoft Azure.

Now, let’s fast forward to today, where we offer comprehensive connected data platforms. Customer use cases are varied and deployment options range from on-premise to hybrid environments that may also span multiple public clouds. Customer consumption behavior has evolved, requiring flexibility across our respective business relationships with them. This evolution has in fact shaped many of the larger deals that we executed in 2016, including several of the 9 deals over $1 million in Q4 2016. We are now operating at scale with a $200 million a year revenue run rate where these broader deployment and consumption trends impact traditional metrics. In particular, billings become less relevant when renewals and upsells get co-termed, durations change and usage models in the cloud become more prominent. In some cases, an isolated billings number may not adequately illustrate the economics of a particular transaction. Given these changes, for 2017, we are pivoting to guide upon the metrics of revenue and operating margin. We find that these metrics are consistent with our peer group, many of which are seeing similar trends in the market, and most importantly, consistent with how we have evolved to run the business today.

So, as of February 9, 2017, Hortonworks is providing the following financial outlook for the first quarter and full year 2017:

For the First Quarter 2017

We expect

•	Total GAAP revenue of $52.0 million.

•	GAAP operating profit margin between negative 115% and negative 110%, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $26.0 million.

•	Non-GAAP operating profit margin between negative 65% and negative 60%, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $26.0 million.

For the Full Year 2017

We expect

•	Total GAAP revenue between $235.0 million and $240.0 million.

•	GAAP operating profit margin between negative 85% and negative 80%, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $105.0 million.

•	Non-GAAP operating profit margin between negative 50% and negative 45%, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $105.0 million.

GAAP operating margin outlook includes estimates of stock-based compensation and related expenses and amortization of purchased intangibles in future periods and assumes, among other things, the occurrence of no additional acquisitions, investments or restructuring and no further revisions to stock-based compensation and related expenses.

That concludes my financial recap. Operator, please open up the line for Q&A. Thank you.

Supplemental Customer Mentions from Q4 2016

FINANCIAL SERVICES

Black Knight Financial Services, a trusted, long-standing business partner to many of the nation’s leading lenders and servicers, is using HDP and HDF capabilities to provide its clients with a Big Data technology solution, which Black Knight calls the LoanSphere Data Hub, that will enable its clients to better manage risk, improve financial performance and drive greater efficiency.

Scotiabank, the third largest bank in Canada, has been a Hortonworks customer since 2015. One of the bank’s strategic initiatives focuses on becoming a data-driven organization. To that end, Scotiabank began with Hortonworks by consolidating multiple data repositories into a shared HDP data lake to streamline the company’s data management processes. This has improved the efficiency of regulatory reporting, one of the multiple business benefits that a Scotiabank speaker shared in a keynote presentation at the Hortonworks Future of Data Roadshow in Toronto this past October 2016.

We recently highlighted LendingPoint’s use of HDP to build a modern, real-time loan request platform. LendingPoint and Hortonworks continue to partner and develop new use cases to enable LendingPoint to accept more applications and to price loans appropriately.

HEALTHCARE

Clearsense, a company dedicated to helping the healthcare industry unlock the power of Big Data, is leveraging HDF to ingest data from several hospitals and health systems across the United States. Data lands into HDP, where Clearsense runs analytics and data science for applications that provide for the real-time intelligence to proactively address clinical, operational, and financial challenges at the point of decision or influence. With the help of Apache NiFi, Clearsense is also using HDF for Sepsis Management by monitoring key vital signs to detect symptoms of this common life-threatening infection before it becomes fatal.

IT SERVICES

QSight IT leverages HDP and HDF to secure organizations against cyber threats and malicious activity on a global scale by creating information that allows customers to clearly understand and effectively remediate security incidents. Data is collected from log sources and network streams through sensors and securely sent to a central platform. It is enriched and correlated and, through intensive use of Artificial Intelligence, transformed into Actionable Intelligence which is presented through an online customer portal. Over a million events are collected per customer per day, resulting in terabytes of data pertaining to fraudulent user activity, cyber-attacks, data protection and company reputation indicators. For QSight IT, Hortonworks is the enabler for a flexible and scalable cybersecurity platform for its customers.

MEDIA AND ADVERTISING

Soleo Communications, a digital media company dedicated to connecting people to local businesses, adopted HDF to process up to 20 million calls per week. Soleo ingests this data from telecommunication data centers nationwide and analyses it in real time to identify patterns and to optimize their service. Soleo’s need to interact with this streaming data in myriad, simultaneous ways made HDF the ideal processing platform.

PUBLIC SECTOR

The California Natural Resources Agency’s mission is “To restore, protect and manage the state’s natural, historical and cultural resources for current and future generations using creative approaches and solutions based on science, collaboration and respect for all the communities and interests involved.” This mission requires increasingly detailed analysis, using ever-growing datasets and collaboration with its member Departments and with a wide variety of stakeholders, constituent groups and the public. HDP will be the core environment for this collaboration.